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                                                                     EXHIBIT 5.1


[LETTERHEAD OF COOLEY GODWARD LLP APPEARS HERE]

June 1, 2000

Dendreon Corporation
3005 First Avenue
Seattle, WA  98121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dendreon Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to Five Million One Hundred Seventy-Five Thousand (5,175,000) shares of Common Stock, including six hundred seventy five thousand (675,000) shares of Common Stock which the underwriters have the option to purchase to cover over-allotments, (collectively the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed that the Amended and Restated Certificate of Incorporation as set forth in Exhibit 3.2 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/s/Julie M. Robinson

Julie M. Robinson